Exhibit 7.04

J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10017

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

January 22, 2007

$310,000,000 Senior First Lien Credit Facilities
$140,000,000 Senior Second Lien Term Facility
Commitment Letter

Dunluce Acquisition Corporation
7984 Georgetown Pike
McLean, Virginia 22102

Attention:

Ladies and Gentlemen:

Dunluce Acquisition Corporation (“Holdings”), and certain former members of the Target’s (as defined below) management team, including Jack McDonnell, supported by ABRY Partners LLC (together with its affiliates, the “Sponsor”), have advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that Holdings and a newly formed, wholly owned subsidiary of Holdings (the “Borrower”), intend to enter into an acquisition agreement (the “Transaction Agreement”) pursuant to which Holdings will acquire (the “Transaction”) TNS, Inc. (the “Target”).  In the event that as anticipated the Borrower merges with the Target, the survivor of such merger shall assume all rights and obligations of the Borrower hereunder and under the Fee Letter referred to below and references herein and therein to the “Borrower” shall, unless the context otherwise requires, be deemed to be references to such survivor.

You have also advised us that you propose to finance the Transaction and the related fees and expenses from the following sources: (a) $310,000,000 from first lien credit facilities (the “First Lien Facilities”) comprised of a $285,000,000 term loan facility and a $25,000,000 revolving facility and (b) $140,000,000 from a second lien term facility (the “Second Lien Term Facility”; together with the First Lien Facilities, the “Credit Facilities”).

JPMorgan (in such capacity, the “Arranger”) is pleased to advise you that its is willing to act as the sole bookrunner and sole-lead arranger for the Credit Facilities, and JPMorgan Chase Bank (in such capacity, the “Committing Lender”) is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities.  This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”) set forth the principal terms and conditions on and subject to which the Committing Lender is willing to make available the Credit Facilities.

It is agreed that the Arranger will act as the sole bookrunner and sole-lead arranger in respect of the Credit Facilities.  It is further agreed that JPMorgan Chase Bank will act as the sole administrative agent in respect of the First Lien Facilities.  You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

We intend to syndicate the Credit Facilities to a group of lenders (together with the Committing Lender, the “Lenders”) identified by us and subject to your consent (not to be unreasonably withheld); provided, that any assignment of commitments prior to the date of initial funding of the Credit Facilities and the closing of the Transaction (the “Closing Date”) shall not reduce the obligations of the Committing Lender to fund the Credit Facilities pursuant to its commitment hereunder if any assignee fails to fulfill its obligations under any such assignment.  We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of the Sponsor and the Target, (b) direct contact between senior management and advisors of the Sponsor and the proposed Lenders and your using commercially reasonable efforts to facilitate direct contact between senior management and advisors of the Target and the proposed Lenders, (c) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”), (d) your using commercially reasonable efforts to obtain, prior to the launch of the syndications, ratings for each of the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (e) the hosting, with us and senior management of the Sponsor and the Target, of one or more meetings of prospective Lenders.  You also agree to provide us with reasonable prior notice of the syndication of any credit facility in connection with any other investment of Holdings, the Borrower or the Target or its subsidiaries and, upon our request, coordinate the syndication of such credit facility with the syndication of the Credit Facilities.  It is understood that the Commitment Parties’ commitments and agreements hereunder are not subject to syndication of the Credit Facilities.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders.  If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to you, the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

You hereby authorize the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

JPMorgan, in its capacity as Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  In its capacity as Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties.  Additionally, you  acknowledge and agree that, as Arranger, JPMorgan is not advising you or the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  Each of you and the Borrower shall consult with your and its own advisors concerning such matters and shall be responsible for making your and its own independent investigation and appraisal of the transactions contemplated hereby, and the Arranger shall have no responsibility or liability to you or the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to, and, with respect to the Target, to use commercially reasonable efforts to, provide to us all information with respect to you, the Borrower, the Target and their respective subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities.  You hereby represent and covenant that to your knowledge (a) all information other than the Projections concerning you, the Borrower and the Target (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when taken as a whole, when furnished, complete and correct in all material respects and does not or will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made in light of the circumstances under which such assumptions were made.  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a)  since September 30, 2006, there not occurring or becoming known to such Commitment Party any event, change, occurrence or development of a state of facts or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;  for purposes hereof, a “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the financial condition, business, prospects, assets, liabilities or results of operations of the Target and its subsidiaries taken as a whole, other than those arising solely as a result of (i) general economic conditions, (ii) conditions generally affecting industries in which the Target or its subsidiaries operates, (iii) the financial markets, (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the transactions contemplated thereby and the consummation thereof, (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (vi) any litigation brought or threatened by stockholders of the Target (whether on behalf of the Target or otherwise) in respect of the announcement of the Transaction Agreement or the consummation of the Merger (as defined in the Transaction Agreement), (vii) any change in Applicable Law (as that term is defined in the Transaction Agreement), (viii) any failure by the Target to meet analysts’ revenue or earning projections or (ix) decline in the price of the Common Stock (as defined in the Transaction Agreement) unless, in the case of (i) through (iii) above, such change could reasonably be expected to have a disproportionate impact on the Target, (b) the closing of the Credit Facilities on or before June 30, 2007, (c) the Arranger having been afforded at least 15 business days following the date of the holding of the meeting of the Lenders and prior to the Closing Date to attempt to syndicate the Credit Facilities, and (d) the other conditions set forth in Annex II hereto; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Credit Facilities or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations relating to the Target, its subsidiaries and their businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the definitive documentation for the Credit Facilities shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied (it being understood that, to the extent any Collateral (as defined in Exhibit A hereto) (other than the pledge and perfection of the security interests in the capital stock of subsidiaries held by Holdings, the Borrower and the Guarantors (as defined in Exhibit A) (to the extent required by the Term Sheet) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed)).  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate power and authority, the enforceability of the definitive documentation for the Credit Facilities, Federal Reserve margin regulations, the Investment Company Act, solvency, no conflicts, and status of the Credit Facilities as senior debt.  All conditions to the commitments of the Commitment Parties hereunder are set forth in this Commitment Letter and in Annex II hereto.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or (ii) the breach by such indemnified person of its obligations hereunder, and (b) if the transactions contemplated herein are consummated and the Credit Facilities close and are funded, to reimburse each Commitment Party and its affiliates upon presentation of a summary statement for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation).  No indemnified person nor you shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities, except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or such indemnified person’s affiliates, directors, employees, advisors or agents.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.  You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates that agree to the confidentiality provisions below in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

None of this Commitment Letter or the Fee Letter shall be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void).  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e. a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter, the Fee Letter and the Sponsor Letter of even date herewith are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to the Sponsor and its and your officers, employees, agents, affiliates, directors and advisors and, on a confidential basis, those of the Target, who are directly involved in the consideration of this matter (except that the Fee Letter may not be disclosed to the Target without our consent), and Holdings (or one of its affiliates) may file this Commitment Letter (but not the Term Sheet, other than Annex II thereto) with the SEC or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and their terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties agrees not to disclose any information provided to it by you in connection with the transactions contemplated hereby (other than to officers, employees, agents, affiliates, advisors or representatives of the Commitment Parties or potential or actual syndicate members, each of which will be subject to confidentiality arrangements) except such information that (a) is compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the relevant Commitment Party agrees to inform you promptly thereof), (b) has been publicly disclosed other than in breach of this letter, (c) is available to the Commitment Parties on a non-confidential basis from a source other than you, (d) was available to Commitment Parties on a non-confidential basis prior to its disclosure by you, or (e) with your prior written consent.

The indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (i) provisions relating to titles awarded in connection with the Credit Facilities and assistance to be provided by you in connection with the syndication thereof and (ii) the confidentiality provisions set forth above) shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, or to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action nor proceeding in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

The Arranger and the Committing Lender hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Arranger and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Arranger or such Lender to identify the Borrower in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Arranger and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof, of the Fee Letter not later than 5:00 p.m., New York City time, on January 31, 2007.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

		By:	/s/ Robert Anastasio
		Name:	Robert Anastasio
		Title:	Vice President

JPMORGAN CHASE BANK, N.A.

		By:	/s/ Robert Anastasio
		Name:	Robert Anastasio
		Title:	Vice President

Accepted and agreed to as of
the date first above written:

DUNLUCE ACQUISITION CORPORATION

By:
Name:	John J. McDonnell, Jr.
Title:	Chief Executive Office

Annex II

The availability of each of the Credit Facilities shall be subject to the satisfaction of the following conditions:

(a)  Each Loan Party shall have executed and delivered definitive Credit Documentation consistent with the terms hereof and otherwise reasonably acceptable to the Administrative Agents and the Borrower and the Lenders shall have executed and delivered a Intercreditor Agreement reasonably satisfactory to the Administrative Agents.

(b)  The Borrower shall have received as common equity an amount equal to 25% of its total capitalization, which amount shall have been received by Holdings from its issuance of non-redeemable equity to the Sponsor, certain former members of the management of the Target, including Jack McDonnell, certain current members of the management of the Target and its Subsidiaries and other persons reasonably acceptable to the Administrative Agents (“Investors”) and/or by the issuance of debt securities of Holdings to the Investors, which will be (i) subordinated on terms satisfactory to the Administrative Agents, mandatorily convertible into common equity upon the maturity date of any credit facility or acceleration of the Loans, (ii) not be payable without the consent of the Lenders and (iii) otherwise on terms satisfactory to the Administrative Agents (the “Holdings Loans”).

(c)  The Transaction shall have been consummated in accordance with applicable law in all material respects and on reasonably satisfactory (to the Administrative Agents) terms.  The Transaction Agreement shall be in the form of the mark-up of the January 10, 2007 draft submitted on January 22, 2007 and provided to the Commitment Parties and all related material documentation (including all disclosure schedules, which were not included in the draft submitted on January 22, 2007) shall be reasonably satisfactory (to the Administrative Agents), and no provision of such documentation shall have been waived, amended, supplemented (including by the addition of schedules to the Transaction Agreement) or otherwise modified in any material respect in a manner materially adverse to the Lenders without approval of the Administrative Agents.  Substantially all of the existing indebtedness of the Borrower and its subsidiaries shall have been repaid on reasonably satisfactory terms, other than indebtedness in an amount to be agreed.  The capitalization and structure of each Loan Party after the Transaction shall be reasonably satisfactory in all material respects.

(d)  The Lenders, the Administrative Agents and the Arrangers shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented, on or before the Closing Date.

(e)  All governmental approvals necessary in connection with the Transaction, the financing thereof and the continuing operations of the Borrower and its subsidiaries (including shareholder approvals, if any) shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired, except for those approvals the failure of which to obtain could not reasonably be expected to have a material adverse effect on the Borrower, the Transaction, the financing thereof or the continuing operations of the Borrower.

(f)  The Lenders shall have received (i) audited financial statements of the Target for each of the 2004, 2005 and, to the extent available, the 2006 fiscal years, (ii) unaudited interim consolidated financial statements of the Target for each quarterly period ended after the

Term Sheet - Conditions

latest fiscal year referred to in clause (i) above and at least 45 days prior to the Closing Date or otherwise available and (iii) as soon as available to management, monthly financial data generated by the Target’s internal accounting systems for use by senior and financial management (the “Monthly Reports”) for each month ended after the latest fiscal quarter referred to in clause (ii) above and ended at least 30 days prior to the Closing Date or otherwise available.

(g)  The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent quarterly consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the most recent fiscal year and interim quarter and for the four quarter period ending on the last day of such interim quarter, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the most recently completed fiscal year, prepared in a manner reasonably acceptable to the Administrative Agents.

(h)  The Administrative Agents shall have received projections through 2014.

(i)  The Administrative Agents shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Target and its subsidiaries, and such search shall reveal no liens on any of the assets of the Target and its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agents.

(j)  Subject to the proviso to paragraph 12 of the Commitment Letter, all documents and instruments required to perfect the first or second priority security interest, as applicable, in the collateral under the Credit Facilities (including delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing, and, in connection with the material fee owned real estate collateral, the Administrative Agents shall have received reasonably satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.

(k)  The Administrative Agents shall have received a reasonably satisfactory solvency certificate from the Borrower and signed by the chief financial officer that shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

(l)  The Administrative Agents shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries, and (ii) from such  local counsel as may be required by the Administrative Agents), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(m)  The Arrangers shall have received, prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and requested by the Arranger.

(n)  Subject to the proviso to paragraph 12 of the Commitment Letter, there being no default or event of default in existence under the definitive credit documentation at the time of, or after giving effect to, the making of the initial extension of credit thereunder.

Term Sheet - Conditions

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